Exhibit 99.3
Certain Definitions
Set forth below are certain defined terms used herein. References to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect subsidiaries, including T-Mobile USA and its subsidiaries.
“BCA Transactions” means (i) the merger of Galaxy Investment Holdings, Inc. a Delaware corporation, and Starburst I, Inc., a Delaware corporation with and into Huron Merger Sub LLC, a Delaware limited liability company (“T-Mobile Merger Company”), with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US and (ii) the merger of Superior Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of T-Mobile Merger Company, with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile US, which mergers were consummated immediately sequentially on April 1, 2020 (the “Closing Date”).
“Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom, Deutsche Telekom Holding B.V., and SoftBank.
“Deutsche Telekom” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.
“Divestiture Transaction” means the planned divestiture of Sprint’s Boost Mobile and Sprint prepaid wireless brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Boost Assets”) and certain related liabilities to DISH and ongoing commercial and transition services arrangements to be entered into in connection with such divestiture.
“FCC” means the Federal Communications Commission.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“LIBOR” means the London Inter-Bank Offered Rate.
“Merger” means the merger of Sprint with and into a subsidiary of Parent pursuant to the Business Combination Agreement, and the further contribution of 100% of the equity of Sprint to T-Mobile USA, which resulted in Sprint becoming a wholly-owned subsidiary of T-Mobile USA as of the Closing Date.
“Parent” or “T-Mobile US” means T-Mobile US, Inc., a Delaware corporation.
“SEC” means the U.S. Securities and Exchange Commission.
“Sprint” means Sprint Corporation, a Delaware corporation.
“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.
“SoftBank Letter Agreement” means the Letter Agreement, dated February 20, 2020, among T-Mobile US, SoftBank and Deutsche Telekom.
“Sprint Debt Repayments” means collectively, (a) the repayment of the outstanding amounts under the Credit Agreement, dated as of February 3, 2017, as amended, by and among Sprint Communications, Inc., as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, (b) the repayment of amounts outstanding under (1) the Third Amended and Restated Receivables Sale and Contribution Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, and certain Sprint Corporation subsidiaries, as originators and sellers, and certain special purpose entities, as purchasers and (2) the Third Amended and Restated Receivables Purchase Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, certain Sprint Corporation special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchaser agents, and Mizuho Bank, Ltd., as administrative agent and collateral agent, (c) the redemption of the 7.250% Guaranteed Notes due 2028 of Sprint and (d) the repayments of certain other indebtedness of Sprint and its subsidiaries, each of which was consummated on the Closing Date in connection with the BCA Transactions.
“T-Mobile Debt Repayments” means collectively, (a) the repayment of outstanding amounts under and termination of T-Mobile’s $4.0 billion secured term loan facility under the Term Loan Credit Agreement, dated November 9, 2015, among T-Mobile USA, as borrower, the Company, as a guarantor, the other guarantors party thereto, DB, as administrative agent and Deutsche Telekom, as lender, as amended (the ‘‘2015 T-Mobile Secured Term Loan Facility’’) with no prepayment premium or penalty, (b) the repayment of outstanding amounts under and termination of T-Mobile’s three-year $1.0 billion senior unsecured revolving credit agreement with Deutsche Telekom, as administrative agent and lender (the ‘‘2016 T-Mobile Unsecured Revolving Credit Facility’’) and T-Mobile’s

three-year $1.5 billion senior secured revolving credit agreement with Deutsche Telekom, as administrative agent, collateral agent and lender (the ‘‘2016 T-Mobile Secured Revolving Credit Facility,’’ and together with the 2016 T-Mobile Unsecured Revolving Credit Facility, the ‘‘2016 T-Mobile Revolving Credit Facilities’’) with no prepayment premium or penalty and (c) the repurchased, at par plus accrued and unpaid interest, our 5.300% Notes due 2021 and 6.000% Notes due 2024, the amounts outstanding under which facilities and notes were owed to Deutsche Telekom, each of which was consummated on the Closing Date in connection with the BCA Transactions.
“T-Mobile Maturity Amendments” means the amendment of the maturity dates applicable to the 5.125% Senior Notes due 2025-1 and the 5.375% Senior Notes due 2027-1 from April 15, 2025 to April 15, 2021 and from April 15, 2027 to April 15, 2022, respectively.
"T-Mobile USA" means T-Mobile USA, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019. The unaudited pro forma condensed combined financial information includes the historical results of T-Mobile and Sprint after giving pro forma effect to the BCA Transactions as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the BCA Transactions, including estimated merger consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Sprint was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of the assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that T-Mobile believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Legal limitations prohibited access to certain Sprint financial data and other pertinent business information prior to the consummation of the BCA Transactions on April 1, 2020; as such, the purchase price adjustments relating to the Sprint and T-Mobile combined financial information are preliminary and subject to change as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2019
(Amounts in millions)

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	As of December 31, 2019	As of December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		As of December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,528	$3,179	$—		$3,267	5(a)	$(731)	5(a)	$7,243
Short-term Investments	—	62	—		—		—		62
Accounts receivable, net of allowances	1,888	3,873	(845)	4(a)	—		(315)	5(k)	3,852
			(189)	4(b)			(560)	5(h)
Equipment installment plan receivables, net	2,600	—	845	4(a)	—		(98)	5(k)	3,347
Accounts receivable from affiliates	20	—	189	4(b)	—		—		209
Inventory	964	1,117	—		—		(225)	5(k)	1,856
Assets held for sale	—	—	—		—		1,972	5(k)	1,972
Other current assets	2,305	1,224	—		2	5(c)	(38)	5(b)	1,935
					(632)	5(q)	61	5(l)
							(97)	5(j)
							(890)	5(e)
Total current assets	9,305	9,455	—		2,637		(921)		20,476
Property and equipment, net	21,984	20,827	(499)	4(f)	—		(7,858)	5(f)	34,454
Costs to acquire a customer contract	—	1,808	—		—		(1,808)	5(g)	—
Operating lease right-of-use assets	10,933	6,713	—		—		—		17,646
Financing lease right-of-use assets	2,715	—	499	4(f)	—		—		3,214
Goodwill	1,930	4,598	—		—		8,029	5(f)	13,641
							(916)	5(k)
Spectrum licenses	36,465	—	—		—		43,000	5(f)	79,465
FCC licenses and other	—	41,492	—		—		(41,492)	5(f)	—
Definite-lived intangible assets	—	918	—		—		(918)	5(f)	—
Other intangible assets	115	—	—		—		9,537	5(f)	9,652
Equipment installment plan receivables due after one year	1,583	—	300	4(a)	—		(18)	5(k)	1,865
Other assets	1,891	1,091	(300)	4(a)	(1)	5(c)	(169)	5(e)	2,138
							(371)	5(j)
							(3)	5(b)
Total assets	$86,921	$86,902	$—		$2,636		$6,092		$182,551
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$6,746	$—	$3,155	4(c)	$(89)	5(c)	$(244)	5(a)	$11,137
			1,969	4(d)			(400)	5(k)
Accounts payable	—	3,396	(3,396)	4(c)	—		—		—
Accrued expenses and other current liabilities	—	3,335	(3,335)	4(d)	—		—		—
Payables to affiliates	187	—	241	4(c)	—		—		428
Short-term debt	25	3,880	(8)	4(e)	(1,309)	5(c)	40	5(f)	2,628
Deferred revenue	631	—	1,357	4(d)	—		(777)	5(h)	1,039
							(172)	5(k)
Short-term operating lease liabilities	2,287	1,860	—		—		—		4,147
Short-term financing lease liabilities	957	—	8	4(e)	—		—		965
Liabilities held for sale	—	—	—		—		572	5(k)	572
Other current liabilities	1,673	—	9	4(d)	(1,170)	5(q)	(30)	5(a)	543
							61	5(l)
Total current liabilities	12,506	12,471	—		(2,568)		(950)		21,459
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	As of December 31, 2019	As of December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		As of December 31, 2019
Long-term debt	10,958	33,507	(14)	4(e)	13,328	5(c)	2,630	5(f)	60,409
Long-term debt to affiliates	13,986	—	—		(8,043)	5(c)	—		5,943
Tower obligations	2,236	—	—		—		—		2,236
Deferred tax liabilities	5,607	7,038	—		—		(2,900)	5(i)	9,745
Operating lease liabilities	10,539	5,423	—		—		—		15,962
Financing lease liabilities	1,346	—	14	4(e)	—		—		1,360
Other long-term liabilities	954	2,708	—		—		(33)	5(h)	2,982
							(540)	5(j)
							(90)	5(o)
							(17)	5(p)
Total long-term liabilities	45,626	48,676	—		5,285		(950)		98,637
Commitments and contingencies
Stockholders’ equity
Common Stock	—	41	—		—		(41)	5(m)	—
Additional paid-in capital	38,498	28,402	—		—		5,592	5(m)	72,492
Treasury stock, at cost	(8)	(9)	—		—		9	5(m)	(8)
Accumulated other comprehensive loss	(868)	(453)	—		—		453	5(m)	(868)
Accumulated deficit	(8,833)	(2,226)	—		(81)	5(d)	1,979	5(n)	(9,161)
Total stockholders’ equity	28,789	25,755	—		(81)		7,992		62,455
Noncontrolling interests	—	—	—		—		—		—
Total equity	28,789	25,755	—		(81)		7,992		62,455
Total liabilities and equity	$86,921	$86,902	$—		$2,636		$6,092		$182,551
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2019
(Amounts in millions, except share and per share amounts)

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	Year Ended December 31, 2019	Twelve Months Ended December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		Year Ended December 31, 2019
Revenues
Total service revenues	$33,994	$21,908	$(179)	4(g)	$—		$(19)	6(a)	$52,699
							13	6(b)
							(3,018)	6(g)
Equipment revenues	9,840	—	10,550	4(h)	—		(130)	6(b)	17,131
							(1,819)	6(g)
							(1,256)	6(h)
							(54)	6(a)
Equipment sales	—	5,210	(5,210)	4(h)	—		—		—
Equipment rentals	—	5,340	(5,340)	4(h)	—		—		—
Other revenues	1,164	—	179	4(g)	—		90	6(b)	1,433
Total revenues	44,998	32,458	—		—		(6,193)		71,263
Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,622	6,848	333	4(j)	—		(1)	6(a)	13,752
			77	4(l)			(127)	6(g)
Cost of equipment rentals (exclusive of depreciation below)	—	852	(852)	4(i)	—		—		—
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	11,899	5,907	—		—		(1,931)	6(g)	14,585
							(1,290)	6(h)
Selling, general and administrative	14,139	7,931	123	4(j)	—		(907)	6(c)	19,615
			1	4(l)			(456)	6(b)
							(15)	6(a)
							(1,201)	6(g)
Depreciation and amortization	6,616	—	10,232	4(i)	—		(4,614)	6(d)	12,156
			(78)	4(l)
Depreciation—network and other	—	4,369	(4,369)	4(i)	—		—		—
Depreciation—equipment rentals	—	4,180	(4,180)	4(i)	—		—		—
Amortization	—	831	(831)	4(i)	—		—		—
Goodwill impairment	—	2,000	—		—		—		2,000
Other, net	—	456	(456)	4(j)	—		—		—
Total operating expense	39,276	33,374	—		—		(10,542)		62,108
Operating income (loss)	5,722	(916)	—		—		4,349		9,155
Other income (expense)
Interest expense	(727)	(2,431)	—		(547)	6(f)	363	6(e)	(3,342)
Interest expense to affiliates	(408)	—	—		366	6(f)	—		(42)
Interest income	24	—	103	4(k)	—		—		127
Other income (expense), net	(8)	70	(103)	4(k)	—		—		(41)
Total other expense, net	(1,119)	(2,361)	—		(181)		363		(3,298)
Income (loss) before income taxes	4,603	(3,277)	—		(181)		4,712		5,857
Income tax benefit (expense)	(1,135)	585	—		40	6(i)	(973)	6(i)	(1,483)
Net income (loss)	3,468	(2,692)	—		(141)		3,739		4,374
Less: Net loss (income) attributable to noncontrolling interest	—	13	—		—		—		13
Net income (loss)	$3,468	$(2,679)	$—		$(141)		$3,739		$4,387
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

	Historical
	T-Mobile US, Inc.	Sprint Corporation				Pro Forma Combined
	Year Ended December 31, 2019	Twelve Months Ended December 31, 2019	Reclassification Adjustments	Financing Adjustments	Pro Forma Adjustments	Year Ended December 31, 2019
Earnings per share
Basic	$4.06	$(0.65)				$3.57
Diluted	$4.02	$(0.65)				3.53
Weighted-average shares outstanding
Basic	854,143,751	4,093,544,000				1,227,204,302 (j)
Diluted	863,433,511	4,093,544,000				1,241,301,026 (j)
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to Article 11 of Regulation S-X. T-Mobile’s fiscal year end is December 31 and Sprint’s fiscal year end is March 31. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical audited consolidated balance sheet of T-Mobile as of December 31, 2019 and historical unaudited consolidated balance sheet of Sprint as of December 31, 2019, giving effect to (i) the BCA Transactions as if they had been completed on December 31, 2019 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to (i) the BCA Transactions as if they been completed on January 1, 2019, the beginning of T-Mobile’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared using T-Mobile’s historical audited consolidated statement of comprehensive income for the year ended December 31, 2019, Sprint’s historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2019, Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2019, and Sprint’s historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2018. Sprint’s unaudited consolidated statement of operations for the year ended December 31, 2019 was derived by subtracting the historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2018 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 31, 2019 from the audited consolidated statement of operations for the fiscal year ended March 31, 2019 appearing in Sprint’s Annual Report on Form 10-K filed with the SEC on May 29, 2019 and amended on July 26, 2019 and November 12, 2019, and adding the historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2019 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (which we refer to as “ASC 805”), with T-Mobile treated as the accounting acquirer and Sprint as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed of Sprint are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the BCA Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the BCA Transactions or of any integration costs.
This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the separate historical audited consolidated financial statements of T-Mobile as of and for the year ended December 31, 2019, included in Parent’s Annual Report on Form 10-K filed with the SEC on February 6, 2020;
•	the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2019, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020, and in this Current Report on Form 8-K/A;
•	the separate historical audited consolidated financial statements of Sprint as of and for the year ended March 31, 2019, included in Sprint’s Annual Report on Form 10-K filed with the SEC on May 29, 2019 and amended on July 26, 2019 and November 12, 2019, and in this Current Report on Form 8-K/A; and
•	the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2018, included in Sprint's Quarterly Report on Form 10-Q filed with the SEC on January 31, 2019.
Note 2. Significant Accounting Policies
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management has determined that certain adjustments, including those described in Note 4, Note 5, and Note 6, are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of T-Mobile or Sprint.

T-Mobile adopted FASB Accounting Standards Update 2016-02, the new leasing standard, on January 1, 2019 while Sprint adopted the new leasing standard on April 1, 2019. The elections made by T-Mobile and Sprint as part of the adoption of the new leasing standard are generally aligned, and both entities adopted the standard using the modified retrospective approach. Therefore, the pro forma condensed combined financial information does not include any pro forma adjustments to align with T-Mobile’s accounting policies. As Sprint’s adoption of the new leasing standard resulted in an immaterial impact on Sprint’s historical unaudited condensed consolidated statement of comprehensive (loss) income for the nine months ended December 31, 2019 and the pro forma condensed combined statement of operations for the year ended December 31, 2019, the pro forma condensed combined financial information for the year ended December 31, 2019 does not include any pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new leasing standard as of January 1, 2019.
As part of the application of ASC 805, T-Mobile will conduct a more detailed review of Sprint’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Sprint’s results of operations or reclassification or adjustment of assets or liabilities to conform to T-Mobile’s accounting policies and classifications. Therefore, T-Mobile may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
Note 3. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation of the BCA Transactions
Estimated Merger Consideration
The fair value of consideration transferred includes the fair value of T-Mobile common stock issued at close, the fair value of Sprint equity awards attributable to pre-combination service, the funding of certain Sprint deferred compensation plans, the repayment of a portion of Sprint’s debt, which was due at closing as a result of the change in control transaction, the fair value of contingent consideration and the settlement of certain Sprint derivative liabilities. The estimated merger consideration is as follows:

	(in millions)
Estimated value of T-Mobile common stock issued at close	$31,300	(1)
Estimated value of T-Mobile replacement equity awards attributable to precombination service	330	(2)
Estimated funding of certain Sprint deferred compensation plans under Sprint's Rabbi Trust agreement	90	(3)
Estimated repayment of Sprint’s debt (including accrued interest and prepayment penalties)	10,739	(4)
Estimated value of contingent consideration	2,364	(5)
Estimated settlement of certain Sprint derivative liabilities	17	(6)
Preliminary estimated merger consideration	$44,840

(1)	Represents the estimated fair value of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement, less shares surrendered by SoftBank pursuant to the SoftBank Letter Agreement. The estimate is based on 4,111,432,945 shares of Sprint common stock issued and outstanding as of January 24, 2020, along with options and restricted stock units that were expected to vest by the closing date of the BCA Transactions, an exchange ratio of 0.10256 shares of T-Mobile common stock per share of Sprint common stock, 48,751,557 T-Mobile shares surrendered by SoftBank, and the closing price per share of T-Mobile common stock on NASDAQ on March 31, 2020 of $83.90.
(2)	Represents the portion of the fair value of stock options, restricted stock units, and performance-based restricted stock units attributable to pre-combination service assumed by T-Mobile upon completion of the BCA Transactions. ASC 805 requires that the fair value of replacement awards attributable to pre-combination service be included in the consideration transferred.
(3)	Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to fund certain deferred compensation plans pursuant to the change in control clause as set forth in Sprint’s Rabbi Trust agreement.
(4)	Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to retire certain Sprint debt with an outstanding balance of approximately $10.7 billion, plus interest and prepayment penalties.
(5)	Represents the estimated fair value of the contingent consideration relating to the shares surrendered by SoftBank and to be re-issued by T-Mobile to SoftBank upon the achievement of certain stock price milestones during a specified post-merger measurement period, and subject to certain additional terms, as outlined in the SoftBank Letter Agreement. Certain assumptions underlying this fair value estimate, including volatility rates, are based on T-Mobile stand-alone historical trends.
(6)	Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to settle certain Sprint derivative liabilities.
Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Sprint are recorded at the BCA Transactions date fair values and added to those of T-Mobile. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the BCA Transactions. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Legal limitations prohibited access to certain Sprint financial data and other pertinent business information prior to the consummation of the BCA Transactions on April 1, 2020. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Sprint using Sprint’s unaudited consolidated balance sheet as of December 31, 2019, with the excess recorded to goodwill:

Purchase price allocation	(in millions)
Cash and cash equivalents	$2,921
Short-term Investments	62
Accounts receivable, net of allowances	1,964
Equipment installment plan receivables, net	747
Accounts receivable from affiliates	189
Inventory	892
Assets held for sale	1,056
Other current assets	260
Property and equipment, net	12,470
Operating lease right-of-use assets	6,713
Financing lease right-of-use assets	499
Spectrum licenses	43,000
Other intangible assets	9,537
Equipment installment plan receivables due after one year	282
Other assets	239
Total assets	80,831
Accounts payable and accrued liabilities	(4,452)
Payables to affiliates	(241)
Short-term debt	(2,611)
Deferred revenue	(408)
Short-term operating lease liabilities	(1,860)
Short-term financing lease liabilities	(8)
Liabilities held for sale	(572)
Other current liabilities	(70)
Long-term debt	(26,828)
Deferred tax liabilities	(4,103)
Operating lease liabilities	(5,423)
Financing lease liabilities	(14)
Other long-term liabilities	(2,028)
Total liabilities	(48,618)
Noncontrolling interests	—
Net assets acquired (a)	32,213
Estimated merger consideration (b)	44,840
Estimated goodwill (b)—(a)	$12,627

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Sprint, planned growth in new markets, and synergies expected to be achieved from the combined operations of T-Mobile and Sprint. Goodwill recorded in the BCA Transactions is not expected to be deductible for tax purposes.
The pro forma historical net asset adjustments as shown above are further described below in Note 5 and Note 6.
The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated blended federal and state tax rate, net of tax effects on state valuation allowances. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income, and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities of Sprint.

Intangible Assets
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in millions)	(in years)
Spectrum licenses	$43,000	N/A
Trademark	400	1.5
Customer relationships	8,500	9
Spectrum favorable leases	587	23
Other intangibles	50	5-10
Total	$52,537

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 6(d). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method or sum-of-the-years’ digits method. Therefore, the amount of amortization following the BCA Transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
Note 4. Reclassification Adjustments
The following reclassification adjustments were made to conform the presentation of Sprint’s financial information to T-Mobile’s presentation:

(a)	To reclassify $845 million and $300 million of equipment installment plan receivables from accounts receivable and other assets, respectively, to current equipment installment plan receivables and equipment installment plan receivables due after one year, respectively.
(b)	To reclassify $189 million of accounts receivable to accounts receivable from affiliates.
(c)	To reclassify $3,396 million of accounts payable of which $3,155 million was reclassified to accounts payable and accrued liabilities and $241 million was reclassified to payables to affiliates.
(d)	To reclassify $3,335 million of accrued expenses and other current liabilities of which $1,969 million was reclassified to accounts payable and accrued liabilities, $1,357 million was reclassified to deferred revenue, and $9 million was reclassified to other current liabilities.
(e)	To reclassify $8 million and $14 million of financing lease liabilities from short-term debt and long-term debt, respectively, to short-term financing lease liabilities and financing lease liabilities, respectively.
(f)	To reclassify $499 million of financing right-of-use assets from property and equipment, net to financing lease right-of-use assets.
(g)	To reclassify $179 million of commissions earned from consigned inventory agreements to other revenues for the year ended December 31, 2019.
(h)	To reclassify $5,340 million and $5,210 million of equipment rentals and equipment sales, respectively, to equipment revenues for the year ended December 31, 2019.
(i)	To reclassify $852 million of cost of equipment rentals, $4,369 million of depreciation—network and other, $4,180 million of depreciation—equipment rentals, and $831 million of amortization to depreciation and amortization for the year ended December 31, 2019.
(j)	To reclassify $456 million of other, net of which $333 million was reclassified to cost of services and $123 million was reclassified to selling, general and administrative for the year ended December 31, 2019.
(k)	To reclassify $103 million of other income to interest income for the year ended December 31, 2019.
(l)	To reclassify $78 million of impairment charges from depreciation and amortization of which $77 million was reclassified to cost of services and $1 million was reclassified to selling, general and administrative for the year ended December 31, 2019.

Note 5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents adjustments to the combined company cash balance, including (i) net proceeds from T-Mobile’s new facilities, (ii) repayment in connection with Sprint Debt Repayments and T-Mobile Debt Repayments, including any fees associated with the repayment, (iii) T-Mobile and Sprint estimated transaction costs to be paid by each party in connection with completing the BCA Transactions, (iv) funding of certain Sprint deferred compensation plans under Sprint's Rabbi Trust agreement, (v) settlement of certain Sprint derivative liabilities and (vi) settlement of certain T-Mobile derivative liabilities. Included in the $366 million and $258 million cash outflows for T-Mobile and Sprint estimated transaction costs in connection with the BCA Transactions, respectively, are the settlement of $30 million and $244 million of transaction costs previously accrued for.

(in millions)
Cash proceeds from new facilities, net of debt issuance costs	$22,605
Repayment of T-Mobile debt—elimination of long-term debt	(8,000)
Repayment of T-Mobile debt—elimination of accrued interest	(61)
Settlement of certain T-Mobile derivative liabilities	(538)
Repayment of Sprint debt—elimination of short-term debt	(1,299)
Repayment of Sprint debt—elimination of long-term debt	(9,403)
Repayment of Sprint debt—elimination of accrued interest	(28)
Payment of prepayment penalties	(9)
Financing adjustments to cash and cash equivalents	$3,267
T-Mobile estimated transaction costs paid	$(366)
Sprint estimated transaction costs paid	(258)
Funding of certain Sprint deferred compensation plans under Sprint's Rabbi Trust agreement	(90)
Settlement of certain Sprint derivative liabilities	(17)
Pro forma adjustments to cash and cash equivalents	$(731)
Settlement of T-Mobile accrued transaction costs	$(30)
Settlement of Sprint accrued transaction costs	$(244)

(b)	Reflects the elimination of Sprint’s deferred cost of goods sold balance on Sprint’s historical balance sheet as a result of purchase accounting.
(c)	Reflects adjustments to (i) short and long-term deferred financing cost assets, (ii) short and long-term debt, and (iii) accrued interest. The adjustments include Sprint Debt Repayments and T-Mobile Debt Repayments including the repayment of the associated accrued and unpaid interest as of closing. In addition, the adjustments include a write-off of any remaining unamortized original issue costs and debt issuance costs, and the issuance of new borrowings to fund the BCA Transactions, net of original issue discounts and estimated debt issuance costs.

In connection with the BCA Transactions, T-Mobile paid approximately $10.7 billion of Sprint’s outstanding debt at closing and assumed Sprint’s remaining outstanding debt of approximately $26.7 billion. The 7.000% Guaranteed Notes due 2020 of Sprint Communications matured on March 1, 2020 and the outstanding principal amount and all remaining unpaid interest was paid on March 2, 2020. T-Mobile also has repaid approximately $8.0 billion of existing debt provided by Deutsche Telekom.

The newly borrowed debt consists of $27.0 billion in secured debt financing, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”) which was not drawn on initially, a $4.0 billion secured term loan facility (which we refer to as the “term loan facility”) and senior secured notes totaling approximately $19.0 billion (which we refer to as the “Dollar Notes”, and together with the revolving credit facility and the term loan facility, the “facilities”). As such, $23.0 billion is the balance reflected for the new debt outstanding as of December 31, 2019, consisting of the $19.0 billion Dollar Notes and of a $4.0 billion term loan facility.

The adjustments to assets and short and long-term debt reflected in the unaudited pro forma condensed combined balance sheet are summarized as follows:

(in millions)
New debt—debt issuance costs current	$2
Financing adjustments to other current assets	$2
Repayment of Sprint debt—issuance costs write off	$(9)
New debt—debt issuance costs	8
Financing adjustments to other assets	$(1)
Repayment of Sprint debt—elimination of accrued interest	$(28)
Repayment of T-Mobile debt—elimination of accrued interest	(61)
Financing adjustments to accounts payable and accrued liabilities	$(89)
Repayment of Sprint debt—elimination of short-term debt	$(1,299)
Repayment of Sprint debt—elimination of short-term (unamortized premium)	(2)
New debt—short-term	30
New debt—short-term (debt issuance costs)	(38)
Financing adjustments to short-term debt	$(1,309)
New debt—long-term	$22,970
New debt—long-term (debt issuance costs)	(347)
Repayment of Sprint debt—elimination of long-term debt	(9,403)
Repayment of Sprint debt—elimination of long-term (debt issuance costs)	108
Financing adjustments to long-term debt	$13,328
Repayment of T-Mobile debt—elimination of long-term debt	$(8,000)
Repayment of T-Mobile debt—elimination of long-term (unamortized premium)	(43)
Financing adjustments to long-term debt to affiliates	$(8,043)

(d)	Reflects adjustments to accumulated deficit to record (i) a gain on extinguishment of T-Mobile debt of $43 million and (ii) a loss on the payment of prepayment penalties and the write-off of unamortized debt issuance costs in connection with Sprint Debt Repayments, totaling $123 million. Amounts related to the repayment of Sprint’s debt do not impact pro forma combined company accumulated deficit, as Sprint’s accumulated deficit is eliminated as part of acquisition accounting adjustments. See Note 5(n).
(e)	These adjustments reflect differences in accounting policies related to the recognition of certain contract assets by Sprint and T-Mobile associated with revenue recognition under ASC 606, thereby resulting in a reduction to Sprint’s contract assets to align to T-Mobile’s policy. The adjustments also reflect the write-off of certain contract assets as a result of purchase accounting.
(f)	Reflects adjustments to arrive at the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the property and equipment, intangible assets and debt of Sprint. The fair value of property and equipment was estimated using a market participant assumption that a significant amount of Sprint’s assets will be decommissioned. The combination of T-Mobile’s and Sprint’s networks is expected to result in rationalization of Sprint’s property and equipment for reasons such as redundant cell site locations, abandonment of projects, and duplicative assets, which is viewed as consistent with the plans of market participants. For example, the carrying value of property and equipment at redundant cell site locations includes items such as site improvement costs which have a fair value that is estimated to be less than carrying value as these assets do not have an alternative use and are not expected to be used over their current remaining useful life. Goodwill represents the difference between the fair value of the estimated merger consideration and the fair value of the assets acquired and liabilities assumed in the BCA Transactions. The pro forma fair value adjustment for non-network internal use software, office equipment, leased devices and other is primarily driven by the fair value adjustment to leased devices.

Property and Equipment Pro Forma Adjustment	Historical Carrying Value	Fair Value	Pro Forma Adjustment
		(in millions)
Land	$101	$117	$16
Network equipment, site costs and related software	9,798	5,256	(4,542)
Buildings and improvements	208	300	92
Non-network internal use software, office equipment, leased devices and other	7,494	4,894	(2,600)
Construction in progress	2,727	1,903	(824)
Pro forma adjustments to property and equipment			$(7,858)

(in millions)
Goodwill—elimination of historical	$(4,598)
Goodwill—fair value	12,627
Pro forma adjustments to goodwill	$8,029

(in millions)
Intangible assets—fair value of Spectrum licenses	$43,000
Intangible assets—elimination of historical FCC licenses and other	$(41,492)
Intangible assets—elimination of definite-lived intangible assets	$(918)
Intangible assets—fair value of other intangible assets	$9,537
Assumed Sprint Debt—fair value step-up—long-term	$2,630
Assumed Sprint Debt—fair value step-up—short-term	$40

(g)	Reflects the elimination of Sprint’s costs to acquire a customer contract balance on Sprint’s historical balance sheet as a result of purchase accounting.
(h)	Reflects the fair value adjustment for Sprint’s short and long-term deferred revenue as a result of purchase accounting. Additionally, recognition of receivables billed in advance is adjusted to align with T-Mobile’s accounting policy.
(i)	Reflects a net increase in deferred tax assets of $2,378 million as a result of a reduction in Sprint’s valuation allowance, which is partially offset by a $64 million net decrease in deferred tax assets as a result of an increase in T-Mobile’s valuation allowance. The adjustment additionally reflects a $586 million net increase in deferred tax assets associated with the incremental differences between book and tax basis created from the preliminary purchase price allocation, which includes a $29 million net increase in deferred tax assets as a result of the elimination of T-Mobile historical interest for debt paid off and additional deductible accrued transaction costs. These components result in a net adjustment of $2,900 million. Deferred taxes on Sprint’s pre-tax pro forma adjustments were established based on an estimated blended federal and state statutory tax rate of 21.7%, net of tax effects on state valuation allowance. The estimated blended federal and state tax rate is not necessarily indicative of the effective tax rate of the combined company. Furthermore, as this adjustment will not have a continuing impact on the combined company, it has not been presented as an adjustment in the unaudited pro forma condensed combined statement of operations.
(j)	Reflects the elimination of Sprint’s deferred and prepaid rent balance on Sprint’s historical balance sheet as a result of purchase accounting. These balances relate to spectrum leases that are outside the scope of the new leasing standard. These contracts have not yet been evaluated to determine any off-market components that may give rise to an unfavorable or favorable intangible, and will be evaluated as part of acquisition accounting when additional information becomes available and is factually supportable.
(k)	Reflects the reclassification of the estimated fair value of the identified assets and liabilities of the Boost Assets in relation to the Divestiture Transaction, which meet the definition of held for sale, to assets held for sale and liabilities held for sale. The adjustment does not reflect certain agreements related to the Divestiture Transaction. The License Purchase Agreement to sell certain spectrum licenses held by Sprint is not adjusted for as this transaction is not anticipated to take place until 3 years after the close of the BCA Transactions. Furthermore, there is currently insufficient data to factually support any pro forma adjustments for entering into the Transition Services Agreement, Master Network Services Agreement, and the Option to Acquire Tower and Retail Assets at the close of the Divestiture Transaction.

(in millions)
Accounts receivable, net of allowances	$315
Equipment installment plan receivables, net	98
Inventory	225
Goodwill	916
Other intangible assets	400
Equipment installment plan receivables due after one year	18
Pro forma adjustment to assets held for sale	$1,972
Accounts payable and accrued liabilities	$400
Deferred revenue	172
Pro forma adjustment to liabilities held for sale	$572

(l)	Reflects the adjustment to other current assets and other current liabilities for the estimated devices to be received and corresponding device buyback liability, respectively, for certain device sales to align with T-Mobile’s accounting policy.
(m)	Reflects the elimination of Sprint’s historical common stock, paid-in capital, and accumulated other comprehensive income. The adjustment to additional paid-in-capital is as follows:

(in millions)
Elimination of Sprint historical common stock	$(41)
Elimination of Sprint historical accumulated other comprehensive income	$453
Elimination of Sprint historical treasury stock	$9

(in millions)
Elimination of Sprint historical additional paid-in capital	$(28,402)
Estimated value of T-Mobile common stock issued at close	31,300
Estimated value of T—Mobile replacement equity awards attributable to precombination service	330
Estimated value of contingent consideration	2,364
Pro forma adjustments to additional paid-in capital	$5,592

(n)	Reflects the adjustment to (i) eliminate Sprint’s accumulated deficit after pro forma adjustments, (ii) T-Mobile’s accumulated deficit to record T-Mobile deferred taxes, and (iii) T-Mobile’s accumulated deficit to record transaction costs. The transaction costs primarily consist of fees for investment banking, legal, and accounting services. The adjustment for transaction costs is not reflected in the unaudited pro forma condensed combined statement of operations because it is a non-recurring item that is directly attributable to the BCA Transactions. The adjustment to accumulated deficit is as follows:

(in millions)
Elimination of Sprint Accumulated deficit after adjustments	$2,350
Adjustment for T-Mobile deferred taxes to Accumulated deficit	(35)
Adjustment for T-Mobile transaction costs to Accumulated deficit	(336)
Pro forma adjustments to Accumulated deficit	$1,979

(o)	T-Mobile funded certain deferred compensation plans concurrently with the closing of the BCA Transactions pursuant to the change in control clause as set forth in Sprint’s Rabbi Trust agreement. As such, this adjustment reflects the funding of certain deferred compensation obligations on Sprint’s historical balance sheet.
(p)	T-Mobile settled certain Sprint derivative liabilities concurrently with the closing of the BCA Transactions. The derivative liabilities relate to certain Sprint debt instruments which were due at closing as a result of the change in control transaction. As such, this adjustment reflects the settlement of the associated Sprint derivative liabilities on Sprint’s historical balance sheet.
(q)	Reflects the adjustment to other current assets and other current liabilities for the settlement of T-Mobile interest rate swap derivative liabilities. The T-Mobile interest rate swap derivative was entered into and settled in connection with the issuance of the Dollar Notes. As such, this adjustment on T-Mobile’s historical balance sheet reflects the settlement of the T-Mobile derivative liabilities upon issuance of the Dollar Notes.
Note 6. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Reflects a reduction in revenues and costs due to the fair value adjustment of deferred revenues and costs recognized in the historical financial statements of Sprint. As a result, amortization associated with these items have been eliminated.
(b)	This adjustment represents the elimination of historical amortization related to certain contract assets written off as part of purchase accounting as they had no fair value. This adjustment is partially offset by the capitalization of incremental costs to acquire a contract upon adoption of ASC 340. As T-Mobile’s amortization period for these capitalized costs is generally shorter than Sprint’s amortization period, this adjustment reflects an acceleration of expenses associated with costs to acquire a contract.

For certain device sales to dealers, Sprint and T-Mobile provide a payment (reimbursement) for discounts subsequently passed on to an end customer. Sprint records an asset and recognizes these payments as a reduction of service revenue. T-Mobile views these payments as variable consideration in the sale of a device to its dealers and reduces equipment revenue at the point of sale to the dealer and this adjustment is made to conform with T-Mobile’s accounting policy.

In addition, Sprint generally does not impute interest on its equipment installment plan receivables in their direct channel under ASC 606, while T-Mobile does, resulting in a difference in application of ASC 606 reflected in this adjustment.

(c)	Reflects the adjustments to (i) reverse non-recurring transaction costs, which were recorded in T-Mobile and Sprint’s selling, general and administrative expenses, and (ii) reflect stock-based compensation expense for the post-combination portion of Sprint’s equity awards assumed by T-Mobile. This adjustment also reflects additional stock-based compensation expense for additional grants of performance-based restricted stock units to five T-Mobile executives in connection with the transactions contemplated by the Business Combination Agreement, of which the remaining unvested portion will vest subsequent to the closing of the BCA Transactions. The transaction costs reflected in the historical statements of operations and the adjustment to stock-based compensation expense are as follows:

Pro Forma Year Ended December 31, 2019
(in millions)
Reversal of T-Mobile transaction costs	$(550)
Reversal of Sprint transaction costs	(358)
Adjustment to stock-based compensation expense from equity-based awards	(5)
Adjustment for T-Mobile performance-based restricted stock unit awards expense	6
Pro forma adjustments to selling, general and administrative expense	$(907)

(d)	Represents the adjustments to record (i) the elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to the identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated using the sum-of-the-years’ digits method. The amortization expense for customer relationships, which is not calculated on a straight-line basis, for the 5 years post-merger are $1,700 million for 2019, $1,511 million for 2020, $1,322 million for 2021, $1,133 million for 2022, and $994 million for 2023. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

Pro Forma Year Ended December 31, 2019
(in millions)
Reversal of Sprint’s historical property and equipment depreciation	$(8,549)
Depreciation of purchased property and equipment assets	2,763
Reversal of Sprint’s historical intangible asset amortization	(827)
Amortization of purchased identifiable intangible assets	1,999
Pro forma adjustments to depreciation and amortization	$(4,614)

(e)	Reflects the adjustment to interest expense to accrete the interest related to the fair value of Sprint’s debt assumed by T-Mobile.
(f)	Reflects the adjustments to (i) reverse interest expense associated with Sprint Debt Repayments, T-Mobile Debt Repayments, and T-Mobile Maturity Amendments, (ii) recognition of new interest expense associated with the new facilities, and (iii) recognition of new interest expense associated with T-Mobile Maturity Amendments.

Pro Forma Year Ended December 31, 2019
(in millions)
Elimination of historical interest expense related to repayment of T-Mobile’s debt and T-Mobile’s modified notes	$522
Interest Expense related to T-Mobile’s modified notes	(156)
Financing adjustments to interest expense to affiliates	$366
Elimination of historical interest expense related to repayment of Sprint’s debt	$534
Interest expense related to new facilities	(1,081)
Financing adjustments to interest expense	$(547)

A sensitivity analysis on interest expense for the year ended December 31, 2019 has been performed to assess the effect of a change of 1/8% of the hypothetical interest rate would have on interest expense. The interest rate assumed for purposes of preparing this pro forma financial information related to the new revolving credit facility is approximately 2.56%. In addition, the interest rate assumed for term loan facility is 4.31%. The fixed interest rates for the Dollar Notes range from 3.50% to 4.50%. The rates for the revolving credit facility and the term loan facility consist of three-month LIBOR as of a recent date, plus certain margins specified in the definitive agreements entered into on April 1, 2020 in connection with the closing of the BCA Transactions. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $5 million for the year ended December 31, 2019.

(g)	Reflects the elimination of the identified revenues and expenses of the Boost Assets.
(h)	Reflects the adjustment to equipment revenues and cost of equipment sales for device sales to align with T-Mobile’s revenue recognition policy.
(i)	A blended federal and state statutory tax rate of 21.7%, net of tax effects on the state valuation allowance, for the year ended December 31, 2019, has been assumed for the pro forma adjustments. Additionally, this adjustment accounts for certain deductible and non-deductible costs associated with the BCA Transactions. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, cash needs, the geographical mix of income, and changes in tax law.
(j)	Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of T-Mobile common stock outstanding and the estimated additional T-Mobile equity awards issued in conjunction with the BCA Transactions, assuming those shares and awards were outstanding for the year ended December 31, 2019.

Pro Forma Basic Weighted Average Shares	Pro Forma Year Ended December 31, 2019
Historical T-Mobile weighted average shares outstanding—basic	854,143,751
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,060,551
Pro forma weighted average shares—basic	1,227,204,302

Pro Forma Diluted Weighted Average Shares	Pro Forma Year Ended December 31, 2019
Historical T-Mobile weighted average shares—diluted	863,433,511
Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,060,551
Diluted impact of T-Mobile’s stock options and awards to replace Sprint’s stock options	693,307
Diluted impact of T-Mobile’s RSUs to replace Sprint’s RSUs and PSUs	4,113,657
Pro Forma weighted average shares—diluted	1,241,301,026